LIST OF SUBSIDIARIES OF II-VI INCORPORATED



      Subsidiary                     Jurisdiction of Incorporation
      ----------                     -----------------------------

II-VI Delaware, Incorporated                  Delaware

II-VI Singapore Pte., Ltd.                    Singapore

II-VI International Pte., Ltd.                Singapore

II-VI Worldwide, Incorporated                 Barbados

II-VI Japan Incorporated                      Japan

VLOC Incorporated                             Pennsylvania

II-VI U.K. Limited                            United Kingdom

II-VI Optics (Suzhou) Co. Ltd.                China

Laser Power Corporation                       Delaware

EMI Acquisition Corporation                   California

Exotic Materials, Incorporated                California

Laser Power Optics de Mexico S.A. de C.V.     Mexico

Laser Power Europe N.V.                       Belgium

Laser Power FSC, Ltd.                         Barbados